Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 28, 2020 and effective January 1, 2021 (the “Effective Date”), by and between Black Ridge Oil & Gais, Inc. (to be known as SOW GOOD INC.), a Nevada Corporation (the “Company”), and Brad Burke (the “Employee”).

W I T N E S S E T H

WHEREAS, this Agreement is being entered into by and among SOW GOOD INC., a Nevada Corporation, and the Employee;

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  POSITION AND DUTIES.

(a)               GENERAL. During the Employment Term, the Employee shall serve as the Chief Financial Officer. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee from time to time that are not inconsistent with the Employee’s position with the Company. The Employee acknowledges and agrees that the actions set forth on Exhibit A require the prior approval of the Executive Chairman or as applicable the Board of Directors of the Company.

(b)               OTHER ACTIVITIES. During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company in a diligent, trustworthy, businesslike and efficient manner and present to the Company all business opportunities reasonably related to the business conducted or proposed to be conducted by the Company and its subsidiaries of which the Employee becomes aware. The Employee shall be permitted to serve on up to three, in the aggregate, for-profit or not-for-profit boards, subject, in each case, to prior approval by the Board (not to be unreasonably withheld); provided, that such activities do not interfere with Employee’s duties under, or violate any provisions of, this Agreement (including, without limitation, the first sentence of this Section 1(b) and Section 10).

2.                  EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of three years (the “Initial Term”) commencing upon the Effective Date. Upon expiration of the Initial Term and on each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one (1)-year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or any such anniversary date. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to the provisions of Section 8 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.                  BASE SALARY. During the Employment Term, the Company agrees to pay the Employee a base salary at an annual rate of $275,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.                  ANNUAL BONUS. The Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) with respect to each calendar year during the Employment Term beginning with the 2021 calendar year, upon the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion. Any Annual Bonus payable hereunder shall be paid in the calendar year following the calendar year to which such bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to the Employee’s continued employment with the Company through the date of payment.

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5.                  STOCK COMPENSATION. The Employee shall be eligible for an option grant in an amount of 20,000 shares with a vesting schedule such that 60% shall vest on January 1, 2024 and 20% of the total grant shall vest on each of January 1, 2025 and 2026.

6.                  EMPLOYEE BENEFITS.

(a)               BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)               VACATION TIME. During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c)               BUSINESS AND TRAVEL EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term in connection with the performance of the Employee’s duties hereunder.

7.                 TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)               DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including, without limitation, weekends and holidays) in any three hundred, sixty-five (365)-day period as determined by the Board in its reasonable discretion. The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company).

(b)               DEATH. Automatically upon the date of death of the Employee.

(c)               CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:

(i)               the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company or any of its affiliates;

(ii)              the Employee’s repeated willful failure to follow the lawful directives of the Board (other than as a result of death or Disability);

(iii)            the Employee’s commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony;

(iv)            the Employee’s performance of any act of theft, embezzlement, fraud, dishonesty or misappropriation of the property of the Company or any of its affiliates;

(v)              the Employee’s abuse of alcohol that impairs the Employee’s ability to perform the Employee’s duties contemplated hereunder, or use of illegal drugs;

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(vi)            the Employee’s breach of any fiduciary duty owed to the Company or any of its affiliates (including, without limitation, the duty of care and the duty of loyalty);

(vii)          the Employee’s breach of this Agreement or any other agreement with the Company or any of its affiliates, or a material violation of the Company’s code of conduct or other written policy; or

(viii)          the Employee’s taking, or directing or permitting the taking, of any action set forth on Exhibit A without the prior approval of the Executive Chairman, CEO or the Board, as applicable.

(d)               WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)               BY EMPLOYEE FOR ANY REASON. Upon sixty (60) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment for any reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(f)                EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to an election by the Company or the Employee not to extend the term of this Agreement pursuant to the provisions of Section 2 hereof.

8.                  CONSEQUENCES OF TERMINATION.

(a)               DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee’s estate shall be entitled to the following (with the amounts due under Sections 8(a)(i) and 8(a)(ii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)               any unpaid Base Salary through the date of termination;

(ii)              reimbursement for any unreimbursed business expenses incurred and reimbursable in accordance with Section 6(c) through the date of termination and supported by reasonable substantiation and documentation in accordance with Company policies; and

(iii)            all other accrued and vested payments, benefits or fringe benefits to which the Employee is entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company (collectively, Sections 8(a)(i) through 8(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)               DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c)              TERMINATION BY THE COMPANY FOR CAUSE OR BY EMPLOYEE FOR ANY REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee for any reason or (z) as a result of an expiration of the Employment Term due to an election by the Employee not to extend the term of this Agreement pursuant to the provisions of Section 2 hereof, the Company shall pay or provide the Employee with the Accrued Benefits.

(d)               TERMINATION AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment is terminated as a result of an expiration of the Employment Term due to an election by the Company not to extend the term of this Agreement pursuant to the provisions of Section 2 hereof, the Company shall pay or provide the Employee with the following:

(i)               the Accrued Benefits; and

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(ii)              subject to the Employee’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, any then earned but unpaid Annual Bonus (if any) for the calendar year which ended prior to the date of termination determined in accordance with Section 4 (“the Unpaid Annual Bonus”), paid in such manner and at such times as the Unpaid Annual Bonus would have otherwise been paid to the Employee without regard to the termination of the Employment Term; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 21 hereof), any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(e)               TERMINATION WITHOUT CAUSE. If the Employee’s employment by the Company is terminated by the Company other than (x) for Cause or (y) as a result of an expiration of the Employment Term due to an election by the Company not to extend the term of this Agreement pursuant to the provisions of Section 2 hereof, the Company shall pay or provide the Employee with the following:

(i)               the Accrued Benefits; and

(ii)              subject to the Employee’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, (A) an amount equal to the sum of the Employee’s monthly Base Salary rate (but not as an employee), paid in accordance with the regular payroll practices of the Company for a period of nine (9) months following such termination and (B) the Unpaid Annual Bonus (if any), paid in such manner and at such times as the Unpaid Annual Bonus would have otherwise been paid to the Employee without regard to the termination of the Employment Term, and will be paid ratably thereafter over the remaining payment schedule for the payments pursuant to clause (A)); provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 21 hereof), any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

Payments and benefits provided in this Section 8(e) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(f)                OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of any entity related to the Company or any of its affiliates.

(g)               EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Section 8 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

9.                 RELEASE; SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement in connection with the Employee’s termination of employment beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit B attached hereto and if such release is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Subject to the provisions of Section 21(b)(v) hereof and the limitations of applicable wage laws, the Company’s obligations to pay the Employee amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or any of its affiliates.

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10.              RESTRICTIVE COVENANTS.

(a)               CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates or any of its or their predecessors or assignors or any of the businesses of any of the foregoing, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for specified limited purposes. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 10 who, in each case, agree to keep such information confidential.

(b)               NONCOMPETITION. The Employee acknowledges that (i) the Employee will perform services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company and its affiliates, (ii) the Employee will have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, and (iv) the Employee will generate goodwill for the Company and its affiliates in the course of the Employee’s employment. Accordingly, during the Employment Term and for a period of thirty-six (36) months after the termination of the Employment Term, the employee will not, directly or indirectly, individually or on behalf of or in association with any other person or entity, engage in (or undertake any planning to engage in), whether as an officer, director, employee, independent contractor, advisor, sales representative, consultant, shareholder, owner, partner, manager or in any other capacity, any Business or any other business or activity that is in competition with the Company or any of its affiliates or the Business or that is substantially similar to the Business anywhere in North America, China, or India including any state, county, province or other locale in North America, China, or India in which the Company or any of its affiliates operates as of the date of termination of the Employment Term, or in any other jurisdiction in which the Company or any of its affiliates operates as of the date of termination of the Employment Term or in which they have planned, on or prior to such date, to operate on or after such date. The restrictions set forth in this Section 10(b) shall not be construed to preclude the Employee from making an investment in the Company, or in the securities of any business enterprise to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange; but only if such investment is passive and does not exceed two percent (2%) of the outstanding voting securities of such enterprise. “Business” means each business in which the Company or any of its subsidiaries is engaged on the date of termination of the Employment Term or in which they have planned, on or prior to such date, to be engaged in on or after such date, including, without limitation, the business of food products manufacturing (including, without limitation, fruits, vegetables, proteins), manufacturing freeze-drier machinery and technology, distributing, marketing and/or selling (including selling to any wholesaler or retailer) of freeze dried or jerky foods for human consumption, along with any combination thereof and freeze-drier technology and machinery, along with any combination thereof.

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(c)               NONSOLICITATION; NONINTERFERENCE. During the Employment Term and for a period of thirty-six (36) months after the termination of the Employment Term, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or any of its affiliates to purchase goods or services then sold by the Company or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 10(c) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.

(d)               INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any resources of the Company or any of its affiliates and/or within the scope of the Employee’s work with the Company and its affiliates or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company or any of its affiliates, and that are made or conceived by the Employee, solely or jointly with others, during the period of the Employee’s employment with the Company, or (B) suggested by any work that the Employee performs in connection with the Company or any of its affiliates, either while performing the Employee’s duties with the Company or any of its affiliates or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company and its affiliates, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee will assign to the Company (or its designee) the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company or any of its affiliates. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including, without limitation, the giving of testimony) to obtain the Inventions for the Company’s (or its designee’s) benefit, all without additional compensation to the Employee from the Company or any of its affiliates, but entirely at the Company’s expense.

(ii)              In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

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(e)               RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, without limitation, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(f)                REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including, without limitation, the restraints imposed under this Section 10. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10, and that the Employee will reimburse the Company and its affiliates for all costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 10 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Employee challenges the reasonableness or enforceability of any of the provisions of this Section 10. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including, without limitation, pursuant to this Section 10.

(g)               REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)               TOLLING. In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i)                 SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

11.              COOPERATION. In connection with any termination of the Employee’s employment with the Company, the Employee agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Employee’s job responsibilities to the Employee’s successor. In addition, upon the receipt of reasonable notice from the Company (including, without limitation, outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 11.

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12.              EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Employee of Section 10 or Section 11 hereof, any severance or other amount being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance or other amount pursuant to Section 7 (other than Accrued Benefits) previously paid to the Employee shall be immediately repaid to the Company.

13.              NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, that he Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided, further, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14.              NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown

in the books and records of the Company

If to the Company:

SOW GOOD INC.

1440 N Union Bower

Irving, TX 75061

Attention: Ira Goldfarb

E-mail: ira@s-fdf.com

with a copy to (which shall not constitute notice to the Company):

Husch Blackwell LLP

1900 N. Pearl Street, Suite 1800

Dallas, TX 75201

Attention: Rick Illmer

Email: Rick.Illmer@huschblackwell.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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15.              SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16.              SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

17.              COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.              GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties shall be resolved, and all Proceedings (as defined below) shall be submitted and heard only in the courts of the State of Texas or the United States District Court of Texas and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the court of the United States of America for the District of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s employment by the Company or any affiliate of the Company, or the Employee’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 14 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas. Except as provided in Section 10(g) hereof, the parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

19.              MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director of the Company (with the approval of the Board). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof; provided, however that the provisions of Section 10 are in addition to, and not in lieu of, any other restrictive provisions and covenants in favor of the Company or its affiliates by which the Employee is otherwise bound. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20.              REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

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21.              TAX MATTERS.

(a)               WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)               SECTION 409A COMPLIANCE.

(i)               The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)              A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)            To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)             For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)               Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BLACK RIDGE OIL & GAS INC., to be known as SOW GOOD INC.

By: /s/ Ira Goldfarb

Name: Ira Goldfarb

Title: Executive Chairman

EMPLOYEE

/s/ Brad Burke

Brad Burke

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EXHIBIT A

ACTIONS REQUIRING APPROVAL OF THE EXECUTIVE CHAIRMAN OR CEO

1.      Selection and removal of any member of senior management of, the Company, or any of its subsidiaries, and prescription of powers and duties for them that are inconsistent with applicable laws or the governing documents of the Company and/or the relevant subsidiary.

2.      Issuance, sale, exchange, redemption, cancellation or purchase of equity securities or options of the Company or any of its subsidiaries from time to time.

3.      Declaration of any dividends or distributions with respect to the equity securities of the Company or any of its subsidiaries.

4.      Adoption of, amendment of or deviations from, annual administrative, capital and operating budgets for the Company and its subsidiaries (“Annual Business Plan”).

5.      Sale by the Company or its subsidiaries of any real property or other assets which other assets have a net book value or fair market value of more than $50,000, other than sales in the ordinary course of business (such as inventory and exchange of capital equipment) or sales made in accordance with budgets approved pursuant to item 4 above.

6.      Entering into leases affecting the property of the Company or its subsidiaries, other than leases made in accordance with budgets approved in accordance with item 4 above; or, any commitment, in excess of budgeted levels or unbudgeted, made by the Company or its subsidiaries involving more than $25,000.

7.      Adoption of any unbudgeted annual bonus or long term compensation plan applicable (cash or stock) to employees or service providers of the Company or any of its subsidiaries and specific approval of payments of cash or options under these plans to any member of senior management of the Company or any of its subsidiaries.

8.      Any base compensation payable to an employee or service provider of the Company or any of its subsidiaries which exceeds $50,000 for such person on an annual basis, other than compensation paid in accordance with budgets approved (i.e. new hires related to identified open positions) in accordance with item 4 above.

9.      Annual increases in compensation or determination of annual bonus compensation for any member of senior management of the Company or any of its subsidiaries.

10.  Settlement by the Company or its subsidiaries of any legal claim involving payment or forbearance in excess of $25,000.

11.  Establishment and adoption of corporate policy regarding environmental and political issues or any deviation or amendment of such adopted policies.

12.  Any contract or other transaction between the Company or its subsidiaries, on the one hand, and one or more of their respective affiliates, directors, officers, employees or any entity in which any such affiliates, directors, officers and employees have a financial interest, on the other hand, or any breach or failure to comply by the Applicable S-FDF Company or its subsidiaries with respect to any such contract with Employee or its affiliates.

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13.  Any contract or other transaction that involves payment to or payment by the Company or its subsidiaries of more than $25,000, other than contracts or transactions made in accordance with budgets approved in accordance with item 4 above.

14.  Material changes in credit agreements or refinancing and the initiation of new loans or collateralized obligations.

15.  Purchase of/agreement to any hedging transactions (currency, interest rate, etc.).

16.  Except pursuant to the Annual Business Plan, establishment of any expense accounts and the amounts thereof for any employee of the Company or any of its subsidiaries in excess of $25,000.

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EXHIBIT B

GENERAL RELEASE

I, Brad Burke, in consideration of and subject to the performance by SOW GOOD INC., a Nevada Corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of [●] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, shareholders, partners, members, trustees, attorneys, fiduciaries, predecessors, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities, both individually and in their official capacities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.                  I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.                  Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, without limitation, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including, without limitation, the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including, without limitation, attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                  I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.                  I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

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5.                  I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its affiliates or (iv) my rights under the Purchase Agreement.

6.                  In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.                  I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.                  I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including, without limitation, reasonable attorneys’ fees.

9.                  I agree that, except to the extent that disclosure is otherwise required by applicable law, rule or regulation, this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.              Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.              I hereby acknowledge that Sections 8 through 21 of the Agreement shall survive my execution of this General Release.

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12.              I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.              Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.              Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, WITHOUT LIMITATION, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY (WITH PRIOR CONSENT BY THE BOARD) AND BY ME.

SIGNED: /s/ Brad Burke                                                 DATED: December 28, 2020

Brad Burke

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